EXHIBIT 5.1






April 25, 2005

CNF  Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on April 25, 2005 and to be filed with the Securities and Exchange Commission on or about April 25, 2005 in connection with the registration under the Securities Act of 1933, as amended, of Deferred Compensation Obligations, Common Stock and Common Stock Units issuable pursuant to the CNF Inc. 2005 Deferred Compensation Plan for Executives (the "Executive Plan") and the CNF Inc. 2005 Deferred Compensation Plan for Non-Employee Directors (the "Directors Plan" and together with the Executive Plan, "Plans").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Deferred Compensation Obligations, the Common Stock Units and the shares of Common Stock (the "Plan Shares") under the Plans and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that:

1. The deferred compensation obligations, the Common Stock and the Common Stock Units have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plans, will be legally and validly issued and will represent binding obligations of the Company, except as may be limited by the applicability or effect of (a) any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, or (b) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

2. The Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

/s/ Gary S. Cullen

Gary S. Cullen
Deputy General Counsel
CNF Inc.